Exhibit 99.2

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING, INC. CALLS FOR REDEMPTION OF ALL OF ITS OUTSTANDING 6¾% SENIOR SUBORDINATED NOTES DUE 2015

Wyomissing, Penn., (July 19, 2011) — Penn National Gaming, Inc. (PENN: Nasdaq) today announced that it has called for redemption of all the $250,000,000 outstanding aggregate principal amount of its 6¾% senior subordinated notes due 2015 (CUSIP No. 707569AL3).   The redemption price is $1,022.50 per $1,000 principal amount of notes, plus accrued and unpaid interest to the scheduled redemption date, which is August 19, 2011.   Penn National Gaming intends to fund the redemption of the notes from its new $700 million revolving credit facility due July 2016.

About Penn National Gaming

Penn National Gaming, through its subsidiaries, owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-six facilities in eighteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature approximately 29,000 gaming machines, approximately 600 table games, 2,400 hotel rooms and 1.1 million square feet of gaming floor space.

Through a joint venture, Penn National is developing a full casino at Kansas Speedway in Kansas City, which is anticipated to open in the first quarter of 2012, and is also developing casinos in Toledo and Columbus, Ohio, with openings targeted for 2012.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Penn describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to receive, or delays in obtaining, the regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation and/or enforcement of contingent settlement agreements; our ability to secure state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do business (such as a smoking ban at any of our facilities) or in jurisdictions where we seek to do business; the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the outcome of pending legal proceedings; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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